Exhibit 99.1

5:01 Acquisition Corp. Announces Closing of $80.0 Million Initial Public Offering

San Francisco, CA Oct. 16, 2020 (GLOBE NEWSWIRE) – 5:01 Acquisition Corp. (the “Company”) (NASDAQ:FVAM) announced today that it closed its initial public offering of 8,000,000 shares of Class A common stock at $10.00 per share, resulting in gross proceeds of $80.0 million.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

The Company’s shares of Class A common stock began trading on The Nasdaq Capital Market under the ticker symbol “FVAM” on October 14, 2020.

BofA Securities acted as sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,200,000 shares of Class A common stock at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com.

A registration statement relating to this offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 13, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and any potential business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

5:01 Acquisition Corp.

Jason Ruth, Chief Business Officer

501AcquisitionCorp@5AMVentures.com

415-993-8570